Exhibit 10.2

September 25, 2020

Dear Krishna:

Congratulations & welcome to the team! We are pleased to offer you the following position with Talend, Inc. (the "Company"). Here are the details of our offer.

Job Title:            Chief Technology Officer (CTO)
Manager:            Christal Bemont, CEO
Location:            Bay Area, CA
Start Date:            October 5, 2020
Package:
Annual Base Salary:         $ 400,000
Annual Variable Salary:    $ 260,000
On-Target Earnings:        $ 660,000

Your salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible to participate in the Executive Team Bonus Plan at an on-target variable earnings of 65% of base salary to be paid quarterly. As an Officer of the company, you will receive Change-In-Control and Severance benefits. The Executive Team Bonus Plan details and the CiC/Severance agreement will be provided to you under separate cover. This is an exempt position for purposes of federal wage hour law.

In addition, you will be paid a sign-on bonus of $300,000; 50% ($150,000) of which will be paid quarterly through the end of 2021 and the remaining 50% ($150,000) will be paid quarterly through the end of 2022, subject to your remaining an employee in good standing through each respective payment date.

We will recommend to the Board of Directors that, at the first Board meeting following the date on which you become an eligible employee to receive equity, you be granted equity awards with a value of $3,500,00.00 USD. The equity awards will be granted in the form of:
•$1,750,000 (50%) as time-based restricted stock units (RSUs) (with each RSU representing one ordinary share of Talend  S.A.), subject to customary capital adjustments as may be implemented by the Company from time to time. The actual number of RSUs granted will be determined at the time of grant, applying a methodology adopted by the Board of Directors in its discretion, to represent the value offered.
•$1,750,000 (50%) as options to purchase ordinary shares of Talend S.A. (Options). The Black-Scholes value of an Option, for purposes of converting the dollar value of the award into a number of Options, and exercise price per share will be determined as of close on the trading day immediately preceding the grant date of the equity award. The actual number of Options granted, applying the above methodology, will represent the value offered.

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	TALEND.COM

9/18/2020
The  RSUs and Options will vest over a  four-year period in accordance with the vesting terms that will be set forth in your applicable equity award agreements, which will be determined by applicable legal requirements and will be subject to your continued status as an employee with the Company on the relevant vesting dates. In all other respects, the equity awards shall be subject, as applicable, to the terms, definitions, and provisions of the current Free Share Plan and Stock Option Plan, each as approved by the Board, and the equity award agreements to be entered into by and between you and the Company. Further details on the Free Share Plan, Stock Option Plan, and your equity awards will be provided to you upon approval and grant of such equity awards by the Board.

In addition, our executives are entitled to annual refresh equity grants of a combination RSUs, PSUs, and/or stock options. While such refresh grants are awarded at the discretion of the board on an annual basis, and the amount of such awards may be contingent on company and/or individual performance, market conditions, peer compensation practices and other factors, we anticipate that, for this role, the expected annual equity refresh grants would have a potential value, assuming target achievement of any performance metrics, as follows:

2021	$3,000,000
2022	$3,000,000
2023	$3,000,000
2024	$3,000,000

As a full-time employee, you will be eligible to receive certain employee benefits with Talend starting your first day of employment including medical, dental and vision insurance, paid time off, life insurance, short- and long-term disability insurance, Flexible Spending Account. You will also be eligible to make contributions to a matching 401(k) retirement savings account on 1st of the month, following 60 days of employment. Additionally, you will receive a monthly mobile allowance of $150 USD.

We are excited to have you join us and are confident that we’ve both made a great decision, but we want to remind you that in the U.S., your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. This at-will employment provision may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you.

This offer is contingent upon your successful completion of a background investigation and reference checks, in compliance with applicable law. We are currently experiencing some delays completing background checks as the result of the COVID-19 Pandemic. For new employees that start without a completed background check, we reserve the right to make a final hiring determination post-hire as soon as we receive the results of the completed background check.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment,

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	TALEND.COM

9/18/2020
occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with a Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written, oral or implied. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein. We would appreciate that this offer be signed and returned by Friday, September 18 @ 12:00 noon PST.

We look forward to your favorable reply and to working with you at Talend.

Sincerely,

/s/ Michelle Sitzman
Michelle Sitzman
Chief People Officer

Agreed to and accepted:

Signature: /s/ Krishna Tammana

Printed Name:    Krishna Tammana

Date: Sep 28, 2020

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	TALEND.COM